As filed with the Securities and Exchange Commission on April 18, 2023

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANGOCEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Texas	87-3841292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15110 N. Dallas Parkway, Suite 600 Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

MANGOCEUTICALS, INC. 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jacob D. Cohen

Chief Executive Officer

Mangoceuticals, Inc.

15110 N. Dallas Parkway, Suite 600

Dallas, Texas 75248

(Name and address of agent for service)

(214) 242-9619

(Telephone number, including area code, of agent for service)

Copy to:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Mangoceuticals, Inc. (“we”, “us”, “our”, the “Company” or “Registrant”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 3,768,250 shares of common stock, $0.0001 par value per share of the Company (“Common Stock”), including (a) 1,250,000 shares of Common Stock issuable upon exercise of outstanding options; and (b) 2,518,250 shares of Common Stock reserved for future awards, under the Mangoceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

The Company will provide each recipient (the “Recipients”) of an award under the 2022 Plan with documents that contain information related to the 2022 Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mr. Jacob D. Cohen,

Chief Executive Officer

Mangoceuticals, Inc.

15110 N. Dallas Parkway, Suite 600

Dallas, Texas 75248

(214) 242-9619

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference into this registration statement on Form S-8 (the “Registration Statement”) and are made a part hereof:

(a) Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 28, 2023 (File No. 333-269240), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s Prospectus filed on March 22, 2023 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-269240) and the Company’s initial public offering.

(c) The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on February 6, 2023 (File No. 001-41615) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the common stock covered by this prospectus will be passed upon by The Loev Law Firm, PC. David M. Loev, the Managing Partner, President and sole owner of The Loev Law Firm, PC, beneficially owns less than 2% of the outstanding shares of our common stock and is the brother-in-law of Jacob D. Cohen, our Chairman and Chief Executive Officer.

Item 6. Indemnification of Directors and Officers

As authorized by Chapter 8 of the Texas Business Organizations Code, we may indemnify our officers and directors (and our former officers and directors) against expenses incurred by such persons in connection with any (A) threatened, pending, or completed action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative; (B) an appeal of an action or proceeding described by (A); and (C) an inquiry or investigation that could lead to an action or proceeding described by (A), involving such persons in their capacities as officers and directors, if it is determined in accordance with the Texas Business Organizations Code that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid.

Under Texas law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer.

Additionally, our Bylaws (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Certificate of Formation, as amended, include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Formation of Mangoceuticals, Inc., filed with the Secretary of State of Texas on October 7, 2021	S-1	333-269240	3.1	1/13/2023
4.2	Certificate of Amendment to Certificate of Formation of Mangoceuticals, Inc., filed with the Secretary of State of Texas on April 15, 2022	S-1	333-269240	3.2	1/13/2023
4.3	Bylaws of Mangoceuticals, Inc.	S-1	333-269240	3.3	1/13/2023
5.1*	Opinion of The Loev Law Firm, PC					X
23.1*	M&K CPAS, PLLC					X
23.2*	Turner, Stone & Company, L.L.P.					X
23.3*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)					X
24.1*	Power of Attorney (included on the signature page of this registration statement)
99.1	Mangoceuticals, Inc. 2022 Equity Incentive Plan	S-1	333-269240	10.7	1/13/2023
99.2	Stock Option Agreement dated August 31, 2022 between Mangoceuticals, Inc. and Jacob D. Cohen (750,000 option shares)	S-1	333-269240	10.8	1/13/2023
99.3	Stock Option Agreement dated August 31, 2022 between Mangoceuticals, Inc. and Jonathan Arango (500,000 option shares)	S-1	333-269240	10.9	1/13/2023
99.4*	Form of Notice of Stock Option Grant and Stock Option Agreement (2022 Equity Incentive Plan) ***					X
99.5*	Form of Notice of Restricted Stock Grant and Restricted Stock Grant Agreement (2022 Equity Incentive Plan) ***					X
99.6*	Form of Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement (2022 Equity Incentive Plan) ***					X
107*	Filing Fee Table					X

*	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas on the 18th day of April 2023.

MANGOCEUTICALS, INC.

/s/ Jacob D. Cohen
By:	Jacob D. Cohen, Chief Executive Officer and Chairman (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Jacob D. Cohen, with full power of substitution, re-substitution and authority to act, as his or her true and lawful attorneys-in-fact and agents, with full power for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Jacob D. Cohen	Chief Executive Officer and Chairman	April 18, 2023
Jacob D. Cohen	(Principal Executive Officer)

/s/ Jonathan Arango	President, Chief Operating Officer and Director	April 18, 2023
Jonathan Arango

/s/ Eugene M. Johnston	Chief Financial Officer	April 18, 2023
Eugene M. Johnston	(Principal Financial and Accounting Officer)

	Director	__________, 2023
Lorraine D’Alessio

/s/ Alex P. Hamilton	Director	April 18, 2023
Alex P. Hamilton

/s/ Dr. Kenny Myers	Director	April 18, 2023
Dr. Kenny Myers